                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement         / /  Soliciting Material Pursuant to
/X/  Definitive Proxy Statement               sec.240.14a-11(c) or
/ /  Definitive Additional Materials          sec.240.14a-12
                                         / /  Confidential, for Use of the
                                              Commission Only
                                              (as permitted by Rule 14a-6(e)(2))

                               ADAC Laboratories
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                               ADAC LABORATORIES

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 6, 1996

                            ------------------------

TO THE SHAREHOLDERS OF ADAC LABORATORIES:

     The Annual Meeting of Shareholders of ADAC Laboratories, a California corporation, will be held at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035, on Wednesday, March 6, 1996, at 1:00 p.m., local time, for the following purposes:

     (1) To elect members of the Board of Directors;

     (2) To approve amendments to the Company's 1992 Stock Option Plan, including an increase in the number of shares authorized thereunder by 1,355,000 shares;

     (3) To approve an amendment to the Company's Employee Stock Purchase Plan
         (1994) to increase the number of shares authorized thereunder by 65,000 shares;

     (4) To approve amendments to the Company's Directors' Stock Option Plan
         (1987), including an increase in the number of shares authorized thereunder by 65,000 shares;

     (5) To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000; and

     (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 8, 1996 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. A copy of the Company's Annual Report to Shareholders, including financial statements for the fiscal year ended October 1, 1995, is being sent to all shareholders as of the record date concurrently with the mailing of this Proxy Statement.

     Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed Proxy in the envelope provided as promptly as possible. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                        By Order of the Board of Directors

                                        Stanley D. Czerwinski,
                                        Chairman of the Board

Milpitas, California
February 7, 1996

                               ADAC LABORATORIES
                                540 ALDER DRIVE
                           MILPITAS, CALIFORNIA 95035

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of ADAC Laboratories, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on March 6, 1996, at 1:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035. This Proxy Statement and the accompanying proxy card are being mailed to all shareholders on or about February 7, 1996.

     Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed Proxy as promptly as possible, in the postage prepaid envelope provided, to insure that your shares will be voted at the Annual Meeting. Any shareholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Any such proxy, if not revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein.

RECORD DATE AND SHARE OWNERSHIP

     Shareholders of record at the close of business on January 8, 1996 are entitled to notice of and to vote at the meeting. At the record date, there were issued and outstanding 17,187,474 shares of Common Stock, each entitled to one vote.

     The following table sets forth, as of December 4, 1995, the number and percentage of shares of Common Stock beneficially owned (as defined in Rule 13d-3 adopted under the Securities Exchange Act of 1934) by (a) each nominee for director, each existing director, all current or former executive officers listed in the compensation disclosure table and all directors and current executive officers of the Company as a group, and (b) all persons known to the Company to own beneficially more than five percent (5%) of any class of voting securities of the Company. All such persons have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as otherwise stated in the following footnotes.

                                                BENEFICIAL
  (A) DIRECTORS, NOMINEES AND CERTAIN           OWNERSHIP             PERCENT OF
           EXECUTIVE OFFICERS               OF COMMON STOCK(1)     VOTING SHARES(1)
----------------------------------------    ------------------     ----------------
Stanley D. Czerwinski                              142,725(2)               *
Graham O. King                                       1,890                  *
David L. Lowe                                       26,733(3)               *
Thomas A. McPherson                                  3,333                  *
Robert L. Miller                                    33,333(4)               *
F. David Rollo                                      23,334(5)               *
Edmund H. Shea, Jr.                                484,525(6)            2.8%

         (Continued)

                                                BENEFICIAL
  (A) DIRECTORS, NOMINEES AND CERTAIN           OWNERSHIP             PERCENT OF
           EXECUTIVE OFFICERS               OF COMMON STOCK(1)     VOTING SHARES(1)
----------------------------------------    ------------------     ----------------
R. Andrew Eckert                                    36,003(7)               *
Mark L. Lamp                                        41,250(8)               *
Dennis R. Mahoney                                   31,750(9)               *
All Directors and All Current                      810,609(10)           4.7%
  Executive Officers as a group
  (10 persons)

                                                BENEFICIAL
                                                OWNERSHIP             PERCENT OF
    (B) OTHER PRINCIPAL SHAREHOLDERS         OF COMMON STOCK        VOTING SHARES
----------------------------------------    ------------------     ----------------
CREF                                             1,395,533               8.1%
730 Third Avenue
New York, New York 10017

------------

  * Less than one percent (1%).

 (1) Based on information furnished by the persons named and 17,139,545 shares of Common Stock outstanding as of December 4, 1995. All references to options include options which are presently exercisable or exercisable within sixty (60) days.

 (2) Includes 5,000 shares issuable upon exercise of options held by Mr. Czerwinski.

 (3) Includes 26,733 shares issuable upon exercise of options held by Mr. Lowe.

 (4) Includes 13,333 shares issuable upon exercise of options held by Mr.
     Miller.

 (5) Includes 16,667 shares issuable upon exercise of options held by Dr. Rollo.

 (6) Includes 23,334 shares issuable upon exercise of options held by Mr. Shea. Also includes 85,580 shares held by J. F. Shea, Co., Inc. and 11,506 shares held by Mrs. Shea, as to which Mr. Shea disclaims beneficial interest.

 (7) Includes 35,416 shares issuable upon exercise of options held by Mr.
     Eckert.

 (8) Includes 41,250 shares issuable upon exercise of options held by Mr. Lamp.

 (9) Includes 31,750 shares issuable upon exercise of options held by Mr.
     Mahoney.

(10) Includes options to purchase 167,166 shares of Common Stock held by all directors and current executive officers as a group.

VOTING AND SOLICITATION

     The required quorum for the meeting is a simple majority of the outstanding shares of Common Stock eligible to be voted on matters to be considered at the meeting. Unless cumulative voting is timely elected, a plurality of the vote properly cast for the election of directors by the shareholders attending the meeting in person or by proxy will elect directors to office. An affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of the amendments to the 1992 Stock Option Plan (Proposal
2), the amendment to the Employee Stock Purchase Plan (1994) (Proposal 3), and the amendments to the Directors' Stock Option Plan (1987) (Proposal 4). An affirmative majority of the outstanding shares of Common Stock eligible to be voted at the meeting is required for approval of the amendment to the Company's Articles of Incorporation (Proposal 5).

     When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for Proposals 1 through 5. If a properly signed proxy or ballot indicates that a stockholder, broker or other nominee abstains from voting or that the shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, although such shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Abstentions will not be reflected in a final tally of the votes cast for the election of directors (Proposal 1). Abstentions will have the effect of a negative vote in determining whether the proposed amendments to the 1992 Stock Option Plan (Proposal 2), the amendment to the Employee Stock Purchase Plan (1994) (Proposal 3), and the amendments to the Directors' Stock Option Plan (1987) (Proposal 4) have been approved by the shareholders for purposes of Rule 16b-3 of the Securities and Exchange Commission, because that rule requires approval by the affirmative vote of a majority of the shares present or represented by proxy at the meeting in order for transactions under such plans to be exempt from this Rule's application. For purposes of Rule 16b-3, broker non-votes, although counted for quorum purposes, will have no other effect. However, abstentions and broker non-votes will have the effect of a negative vote in determining whether the proposed amendment to the Articles of Incorporation (Proposal 5) is approved under California law and the Bylaws of the Company, because that proposal requires the approval of an absolute majority of the outstanding shares entitled to be cast at the meeting.

     Alternatively, every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock which such shareholder is entitled to vote, or may distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses, provided that these votes cannot be cast for more than the authorized number of directors. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, as explained above, each share of Common Stock has one vote.

     The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, estimated at $20,000. The Company has retained Skinner & Co., a professional proxy solicitor, to assist in the solicitation of proxies and to arrange for dissemination of proxy materials. The agreement with Skinner & Co. provides that the fee payable for such services will amount to $3,500; such fee does not include expenses. Proxies may be solicited by the Company's directors, officers or other employees, without additional compensation, personally or by telephone, telegram or facsimile.

                           (1) ELECTION OF DIRECTORS
GENERAL

     Presently the Company's Bylaws authorize seven members to serve on the Board of Directors. Dr. Thomas McPherson has informed the Board of Directors that he will not stand for re-election and, as a result, the remaining six persons presently serving as directors (Messrs. Czerwinski, King, Lowe, Miller, Shea and Rollo) are proposed for election as directors. The proxy holders will be voting for all six nominees. The Board of Directors has approved an amendment to the Bylaws to reduce the number of authorized directors to six members effective March 6, 1996.

     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Directors are elected annually by the shareholders, and the term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

NOMINEES

     The names of the nominees, and certain information about them, are set forth below:

                                                                             DIRECTOR
    NOMINEE AND AGE                        PRINCIPAL OCCUPATION               SINCE
    ---------------                        --------------------              --------
Stanley D. Czerwinski (60)      Chairman of the Board of the Company           1991
Graham O. King (55)             Chairman and Chief Executive Officer of US     1995
                                 Servis, Inc.
David L. Lowe (35)              Chief Executive Officer of the Company         1992
Robert L. Miller (43)           Attorney at Law; general counsel to the        1990
                                 Company
F. David Rollo (56)             Senior Vice-President of Medical Affairs       1991
                                 of HCIA
Edmund H. Shea, Jr. (66)        Executive Vice-President and a director of     1987
                                 J.F. Shea Co., Inc.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

     Mr. Czerwinski was elected a director in November, 1991 and Chairman of the Board in February, 1992. Mr. Czerwinski previously served as the Company's Chief Executive Officer, President and Chief Operating Officer at various times since January, 1991. He originally joined the Company in May 1986. Prior to joining the Company, Mr. Czerwinski served for seventeen years in various management capacities at TRW, including Director of Sales and Marketing for the Electronics Components Group, and General Manager of the Semiconductor Division. He also presently serves as a director of Zymed, Inc., a privately-held medical instrumentation company.

     Mr. King was appointed a director in June, 1995. Mr. King is currently the Chairman and Chief Executive Officer of US Servis, Inc., a healthcare management services company. From 1986 to 1993, Mr. King was with Shared Medical Services, a company specializing in hospital information systems, most recently serving as its President from 1988. Previously, Mr. King was President of Daseke and Company from 1983 to 1986 and was President and Chief Executive Officer of Auto-Troll Technology, a computer-aided design software company, from 1979 to 1982. Mr. King also held various management level positions with IBM from 1965 to 1979.

     Mr. Lowe was elected a director of the Company in August, 1992 and has served as Chief Executive Officer of the Company since November 1994. From March 1994 until November 1994, Mr. Lowe served as Co-Chief Executive Officer and from February, 1992 until November 1994 as President. He originally joined the Company in 1988 and has previously served in a variety of senior management positions, including Chief Operating Officer. Prior to joining the Company, Mr. Lowe held management and consulting positions with several firms or companies providing services to or engaged in high-technology industries, including Bain & Company and Cygnet Systems, Inc. Mr. Lowe currently serves as a director of Vivra Incorporated, a leading provider of specialty healthcare services including kidney dialysis, diabetes management and physician practice management.

     Mr. Miller is general counsel to the Company and serves as counsel to other corporations; he is also Chairman of the Board and Chief Executive Officer of Ironstone Group, Inc. Mr. Miller previously served as general counsel and director of Read-Rite Corporation, a component manufacturer in the disk drive industry, from 1988 to 1993. Mr. Miller has also served as general counsel and director of other companies providing services to or engaged in high-technology industries.

     Dr. Rollo is currently the Senior Vice-President Medical Affairs of HCIA. Previously, from October 1992 to April 1995, he served as the President and Chief Executive Officer of MetriCor, Inc., a corporation engaged in medical technology, quality assurance and health information management consulting services.

From 1984 until October, 1992, Dr. Rollo served as Senior Vice President-Medical Affairs for Humana Inc. Prior to that, he served as Vice President for Humana from 1980 until 1984. He has held various academic and administrative positions with Vanderbilt University Medical Center since 1977, currently serving as Adjunct Professor of Radiology. He currently serves as a director of Positron Corp.

     Mr. Shea is a co-founder and has been, since 1968, Executive Vice-President and a director of J.F. Shea Co., Inc., a diversified construction, land development and venture investments company. He was elected a director of Hambrecht & Quist Group in November, 1986 and serves as a director of Zymed, Inc., Vanguard Airlines and Ironstone Group, Inc.

BOARD MEETINGS, COMMITTEES AND DIRECTORS' COMPENSATION

     The Board of Directors of the Company held a total of three regular meetings and five special meetings during the fiscal year ended October 1, 1995. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he serves. The Board of Directors presently has an Audit Committee, a Compensation Committee, a Stock Option Committee and an Executive Committee. The Audit Committee, the Compensation Committee and the Stock Option Committee each held one meeting during the 1995 fiscal year. The Executive Committee did not meet during the last year.

     The Stock Option Committee presently consists of Messrs. McPherson, Miller and Shea. The Compensation Committee presently consists of Messrs. Czerwinski, Miller, Rollo and Shea. The Executive Committee presently consists of Messrs. Czerwinski, Lowe, Miller and Shea. The Audit Committee presently consists of Messrs. McPherson, Miller, Rollo and Shea. Mr. McPherson's tenure on these Committees will end at this Annual Meeting.

     During fiscal 1995 non-employee directors received stock options to purchase 6,666 shares of the Company's Common Stock under the Company's Directors' Stock Option Plan, subject to specified vesting installments. In addition, during fiscal 1995, each non-employee directors received an annual retainer of $10,000, payable in quarterly installments, and $2,500 for each Board meeting attended. Dr. Rollo also received a $1,000 honorarium for assisting the Company's Advanced Clinical Research Program. Prior to his election as a director during fiscal 1995, Mr. King commenced rendering consulting services to the Company and received a stock option grant for 30,000 shares, subject to normal vesting of 25%, 25% and 50% on the first, second and third anniversaries of the grant date of this option.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                   ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     Executive Compensation Components. The Compensation Committee of the Board of Directors is responsible for evaluating and establishing the level of executive compensation. It is the present philosophy of the Compensation Committee and the Company that to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives and must structure incentive-based compensation which is closely tied to the Company's financial performance and operations.

     In fiscal 1995 and in prior years, most executive officers and other executive-level employees participated in a management incentive program, which makes overall executive compensation dependent upon both the accomplishment of individual tasks and objectives, as well as Company-wide performance. Under the management incentive program, the objectives assigned to individual executives are intended to further the Company's financial and operating performance, implement its strategic business plan, develop new products and maintain and increase market share. The objectives may also include subjective criteria such as leadership ability, innovation, insuring compliance with Company policies, enhancing customer satisfaction and furthering the Company's mission. Company-wide objectives, which include the accomplishment of targeted levels of revenues and net earnings, can also be a component of the management incentive program. In order for an executive to achieve his or her maximum bonus under such Program, he or she must accomplish most or all of the individual objectives and the Company must achieve its targeted level of revenue and earnings for a particular fiscal year.

     The Compensation Committee monitors the effectiveness and appropriateness of all of the Company's executive Compensation programs, approves the base salaries of the executive officers and, at its discretion, awards bonuses under the Company's management incentive program and makes recommendations concerning the grant of stock options under the Company's stock option plans.

     Base Salary. In determining the compensation of an executive officer, a base salary is determined based upon the executive's level of responsibility, the qualifications and experience required and the need to provide, together with incentive bonuses and stock options, competitive compensation. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually-assigned objectives.

     Bonus Compensation. Under the management incentive program in effect in fiscal 1995, the Compensation Committee sets objectives for each participant and establishes the bonuses that may be earned, based upon the achievement of those individual objectives and the Company's overall financial performance. In order for any portion of the bonus to be earned, the executive must achieve at least some of these objectives. Objectives may also be related to the participant's operating unit. The Compensation Committee may grant bonuses of between 0% and 100% of base salary, based upon the performance of each participant's individually-assigned objectives for the year, the Company's financial performance and the executive's level of responsibility.

     Stock Options. Stock option grants are intended to supplement an executive's base salary by providing long-term incentives for the achievement of the Company's strategic business plan and financial and operational goals and to align management's interests with those of the Company's shareholders. The size of any stock option grant is related to the individual's level of responsibility within the Company. Stock Options are also granted to retain and attract key employees in the very competitive job market of the Silicon Valley in which the Company is located.

     CEO Compensation. Mr. David L. Lowe served as the Company's Chief Executive Officer during fiscal 1995. Mr. Lowe's general compensation program was established during fiscal 1993 as a result of a compensation study of peer organizations conducted in that year by an independent compensation consulting firm. Mr. Lowe's annual base salary for fiscal 1995 was $400,000 and he was eligible to receive a bonus of up to 50% of his base salary based upon quarterly and annual operating results and the accomplishment of certain goals.

     Of the maximum bonus for fiscal 1995 of $200,000, $100,000 could be awarded to Mr. Lowe on the basis of the Company's progress toward its long-term goal of becoming a leading provider of HealthCare Information Systems ("HCIS"). On the basis of certain major accomplishments made by the Company in 1995 toward this goal (the level of HCIS 1995 bookings, completion of the acquisition of Community Health Computing, a provider of laboratory and radiology information systems, and the achievement of certain shorter term operating targets), Mr. Lowe was awarded a bonus of $75,000.

     The remaining $100,000 of the total potential bonus could be earned on the basis of the accomplishment of both objective and subjective criteria. Objective criteria relate to certain financial and operating results for the Company's Medical Systems business, including revenue, bookings and earnings per share. Subjective criteria relate to the development of Company systems and culture with a view towards providing the Company with a sustainable competitive advantage, and include leadership, long-term planning, product quality, innovation and reputation with customers. On the basis of certain achievements relating to both operational and quality results, Mr. Lowe was awarded a bonus of $88,400.

     This Report on Executive Compensation has been furnished by the following members of the Compensation Committee of the Company's Board of Directors:

                              Edmund H. Shea, Jr.
                                Robert L. Miller
                                 F. David Rollo
                             Stanley D. Czerwinski

Mr. Czerwinski did not participate in any decisions with respect to his own compensation as Chairman of the Board and an employee of the Company.

     Compensation Committee Interlocks and Insider Participation. As noted above, the members of the Company's Compensation Committee are Messrs. Shea, Miller, Rollo and Czerwinski. Mr. Czerwinski presently is the Chairman of the Board of Directors.

     Executive Compensation. The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and to the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                ANNUAL COMPENSATION                  ---------------------
                                   ---------------------------------------------      STOCK      LONG-TERM
          NAME, AGE AND            FISCAL                                            OPTION      INCENTIVE      ALL OTHER
       PRINCIPAL POSITION           YEAR       SALARY       BONUS       OTHER(1)     AWARDS       PAYOUTS      COMPENSATION
       ------------------          ------     --------     --------     --------     -------     ---------     ------------
Stanley D. Czerwinski (60),         1995      $188,996(2)  $    -0-       --           -0-          --           $250,000(3)
  Chairman                          1994       500,000          -0-       --          50,000        --             --
                                    1993       500,000      250,000       --           -0-          --             --
David L. Lowe (35)                  1995      $398,542     $163,400       --         196,000(4)     --             --
  Chief Executive Officer           1994       294,231      148,180       --         150,000        --             --
                                    1993       250,000      250,000       --           -0-          --             --
R. Andrew Eckert (34),              1995      $199,031     $173,957       --         162,000(4)     --             --
  President and General             1994       148,086      102,380       --         165,000        --             --
  Manager, Medical Systems          1993       125,000      125,000       --           -0-          --             --
Mark L. Lamp (36),                  1995      $199,800     $144,000       --         156,000(4)     --             --
  President and General             1994       177,316       86,700       --         165,000        --             --
  Manager, Healthcare               1993       120,000        60,00       --           -0-          --             --
  Information Systems
Dennis R. Mahoney (42)              1995      $135,280     $ 68,230       --          35,000        --             --
  Vice President, Finance,          1994       120,000       57,240       --          33,000        --             --
  Chief Financial Officer           1993        11,980       -0-          --          50,000        --             --
  and Secretary(5)

---------------

(1) Not included in the compensation table are certain expenses incurred or reimbursements paid by the Company such as the use of Company-owned or -leased automobiles, entertainment expenses and other benefits (such as meals and parking) and other miscellaneous items. The aggregate amount of such compensation did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each named officer. A small portion of such expenses may relate to personal expenses or use but are believed to constitute ordinary and incidental business costs and expenses which are paid or reimbursed by the Company in order to attract or retain qualified personnel, facilitate job performance and minimize the work-related expenses incurred by such persons.

(2) Mr. Czerwinski was paid a monthly salary of $30,000 through December, 1994 for devoting 100% of his time to the Company as Chairman of the Board. Beginning January, 1995, Mr. Czerwinski ceased to devote 100% of his time to the Company and is now being paid for services rendered a fee of $3,000 per 8 hour day for such services. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements" below.

(3) Mr. Czerwinski also received $20,833 per month in consideration of, among other things, agreeing not to engage in or accept any competing employment for a certain period, not to sell any of his shares of

    Common Stock to the extent that doing so would disqualify the Company for obtaining "pooling of interests" treatment for financial reporting purposes with regard to certain acquisitions by the Company and for severance as the Company's Chief Executive Officer.

(4) These stock option awards include options granted by the Company's recently acquired subsidiary, Community Health Computing Corp. ("CHC"), a provider of laboratory and radiology department information systems. Of the options reported in the table, CHC granted 96,000 options to Mr. Lowe, 72,000 options to Mr. Eckert and 96,000 options to Mr. Lamp.

(5) Mr. Mahoney ceased his employment with the Company on October 1, 1995.

     Executive Officers of the Company. A description of Mr. Czerwinski's and Mr. Lowe's positions with the Company and related information is set forth above under "(1) ELECTION OF DIRECTORS -- Nominees". Descriptions of the Company's other current executive officers are set forth below.

     Mr. Eckert was named President and General Manager of ADAC Medical Systems in November, 1994. He previously served as Executive Vice-President and General Manager since February, 1992. Mr. Eckert joined the Company in 1990 and has held several other senior management positions. Prior to joining the Company Mr. Eckert worked in the venture capital and banking industries with Summit Partners and Goldman Sachs, respectively.

     Mr. Lamp was named President and General Manager of ADAC Healthcare Information Systems during August, 1994. He previously served as Executive Vice-President of Business Development and earlier held a variety of other management and engineering-related positions with the Company.

     Mr. Andre Simone, age 38, was elected Vice-President, Finance on October 2, 1995. Mr. Simone joined the Company during May, 1994 and was immediately elected as the Company's Treasurer. From February 1993 to March 1994, Mr. Simone served as the Assistant Treasurer for The Ask Group, Inc., a database and manufacturing accounting software firm. Prior to that time, he held positions with Emcor Treasury Consultants, Hewlett Packard and Bain & Company.

     The term of office of each of the above-named executive officers is at the pleasure of the Board of Directors. To the knowledge of the Company, there are no arrangements or understandings between these officers and any other person pursuant to which any of these officers was elected as an officer.

                      STOCK OPTIONS GRANTED IN FISCAL 1995

     The following table sets forth certain information concerning stock option grants made by the Company or its subsidiaries to certain executive officers pursuant to the Company's or its subsidiaries' stock option plans during fiscal year 1995.

                                INDIVIDUAL GRANTS
---------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                           NUMBER                                                       VALUE AT ASSUMED
                             OF          % OF TOTAL                                   ANNUAL RATES OF STOCK
                         SECURITIES       OPTIONS                                      PRICE APPRECIATION
                         UNDERLYING       GRANTED        PER SHARE                     FOR OPTION TERM(1)
                          OPTIONS       TO EMPLOYEES     EXERCISE      EXPIRATION     ---------------------
         NAME             GRANTED         IN 1995        PRICE($)         DATE           5%          10%
         ----            ----------     ------------     ---------     ----------     --------     --------
Stanley D. Czerwinski..          0             0%          $ *               *        $   *        $   *
David L. Lowe..........    100,000           7.1            8.00          4-28-00      221,025      488,408
                            96,000(2)        6.8             .66         12-31-97       71,018       79,221
R. Andrew Eckert.......     90,000           6.4            8.00          4-28-00      198,923      439,567
                            72,000(2)        5.1             .66         12-31-97       53,263       59,400
Mark L. Lamp...........     60,000           4.3            8.00          4-28-00      132,615      293,645
                            96,000(2)        6.8             .66         12-31-97       71,018       79,221
Dennis R. Mahoney(3)...     35,000           3.3            8.00          4-28-00       77,359      170,943

---------------

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices or appreciation of the Company's Common Stock or the actual future value of these options.

(2) These stock option awards were made on July 21, 1995 by the Company's subsidiary, Community Health Computing Corp. ("CHC"), and cover the purchase of common stock of CHC. The exercise price of $.66 per share reflects the fair market value of each share of CHC's common stock based upon an independent appraisal, dated July 15, 1995. Unlike options granted under the Company's stock option plans, the CHC stock options provide CHC and the Company with the right of first refusal to purchase any CHC shares acquired by the executive officer pursuant to the exercise of the CHC option. In addition, the CHC stock option agreements provide CHC with the right, upon a voluntary or involuntary termination of the optionee's employment or the death of the executive, to "call" any shares of CHC previously acquired by the executive and to purchase such shares at a price equal to the then fair market value of a share of CHC's common stock.

(3) Mr. Mahoney ceased his employment with the Company on October 1, 1995.

     Stock options generally vest and become partially exercisable one year from the date of grant, and vest fully over three years from the date of grant. At the time of grant, options may be designated as incentive stock options ("ISO's"), a type of option authorized under the 1981 amendments to the Internal Revenue Code. Options not designated as an ISO are granted as "non-qualified options." Options generally remain outstanding for five years or ten years from the date of grant, provided the recipient remains employed throughout that period. The post-termination exercise period is generally three months.

            AGGREGATED STOCK OPTION EXERCISES DURING FISCAL 1995 AND
                          YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options by the Company's executive officers during fiscal year 1995, the "value realized", and the number and value of unexpired stock options at October 1, 1995 which such executive officers can exercise or in the future could exercise.



                                                                                                 TOTAL VALUE
                                                                                               OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED          IN-THE-MONEY STOCK
                                                               STOCK OPTIONS HELD              OPTIONS HELD AT
                                                               AT OCTOBER 1, 1995            OCTOBER 1, 1995(2)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME               ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
Stanley D. Czerwinski....       90,833       $   811,976       5,000         37,500       $  28,125     $   210,937
David L. Lowe............      115,713           729,629      26,333        212,500          83,936       1,032,812
R. Andrew Eckert.........       69,168           491,156      35,416        213,750          56,872         750,938
Mark L. Lamp.............       61,916           393,964      41,250        183,750         130,312         630,938
Dennis R. Mahoney........        2,000            11,625      31,750         86,250          41,093         290,782

---------------

(1) The "value realized" is calculated by determining the difference between the fair market value of ADAC Common Stock on the date of exercise of the options and the exercise price of such options.

(2) The value of unexercised stock options is calculated by determining the difference between the closing price of ADAC Common Stock on Friday, September 29, 1995 of $12.00, being the last trading date of fiscal 1995, as reported in the Wall Street Journal and the exercise price of such options.

     Employment Contracts, Termination of Employment and Change-in-Control Agreements. In November, 1994 Mr. Stanley Czerwinski and the Company entered into a 10-year agreement which provides that so long as Mr. Czerwinski continues to devote substantially all of his time to the Company as Chairman of the Board, he shall be paid a salary of $30,000 per month. Mr. Czerwinski ceased to devote 100% of his time to the Company as Chairman of the Board in January, 1995 and, accordingly, pursuant to the terms of the agreement, his regular salary of $30,000 per month terminated and he is now being paid for services rendered a consulting fee of $3,000 per 8 hour day for such services. For the first 36 months of such agreement, the Company has agreed to pay Mr. Czerwinski an additional $20,833 per month in consideration of, among other things, not competing with the Company during the term of the agreement and not selling any of his shares of common stock to the extent that doing so would disqualify the Company from obtaining "pooling of interests" treatment for financial reporting purposes with regard to any transaction for which negotiations commenced on or before March 31, 1995, and which is completed on or before June 30, 1995, pursuant to which the Company acquires another business entity.

     In August, 1995, the Company entered into Executive Severance Agreements with Messrs. Lowe, Eckert and Lamp which provide for a severance payment and acceleration of the exercisability of their stock options upon a "change in control" of the Company (see Exhibit A for such definition, which is also the same definition as will be applicable under the proposed amendments to the 1992 Stock Option Plan). If a change in control of the Company occurs, each executive will be entitled to a severance payment equal to 2.99 times the total cash compensation received by each such executive, including base salary, bonuses and other incentive compensation (excluding the value of any options), during the period of the 12 months prior to such change in control. Such severance payment will not be immediately paid if not later than ten days prior to the change in control, the executive is offered employment by the Company or its successor corporation on similar terms to those then applicable to the executive as an officer of the Company and, in such event, the severance payment would be paid to the executive twelve months following the change of control, but only if (i) the executive accepts such comparable employment with the Company and (ii) the executive is not, during such twelve-month period, terminated for cause. Such a change in control of the Company will also cause all stock options held by the executive to become immediately exercisable. In the event that the executive (i) purchases the shares subject to the accelerated stock options, (ii) sells the shares so purchased and (iii) is offered comparable employment by the Company or its successor, the executive must deposit in escrow with the Company an amount equal to 50% of the difference between his sales proceeds received from the sold shares and his option exercise price. These escrowed funds will be released to the executive from the escrow account if the executive has accepted the comparable employment offer and is not terminated for cause for twelve months after the change in control. If the executive does not accept such comparable employment from the Company or its successor or is terminated for cause during such twelve-month period, then the escrowed funds are released to the Company.

                               PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return as compared to the NASDAQ Composite Index and the Standard and Poor's Medical Products and Supply Index for the period September 30, 1990 through September 30, 1995. Total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the stocks represented in the NASDAQ Composite Index and the stocks represented in the Standard and Poor's Medical Products and Supply Index, in each case on a "total return" basis assuming reinvestment of dividends.

                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON

                                                    NASDAQ        S&P MEDICAL
      MEASUREMENT PERIOD         ADAC LABO-       COMPOSITE     PRODUCTS AND
    (FISCAL YEAR COVERED)         RATORIES        INDEX(1)      SUPPLY INDEX
1990                               100.00          100.00          100.00
1991                               164.29          157.33          166.40
1992                               428.59          176.34          169.71
1993                               499.93          230.97          129.09
1994                               359.07          232.86          164.72
1995                               540.88          321.47          267.09

                                                                 SEPTEMBER 30,
                                           ---------------------------------------------------------
                                            1990      1991      1992      1993      1994      1995
                                           -------   -------   -------   -------   -------   -------
ADAC Laboratories                          $100.00   $164.29   $428.59   $499.93   $359.07   $540.88
NASDAQ Composite Index(1)                   100.00    157.33    176.34    230.97    232.86    321.47
S&P Medical Products and Supply Index       100.00    166.40    169.71    129.09    164.72    267.09

(1) The NASDAQ Composite Index replaces the previously used Medical Technology Index (OTC) because the NASDAQ Composite Index is more readily accessible.

CERTAIN TRANSACTIONS

     Mr. Robert L. Miller, a director and general counsel of the Company, received approximately $380,566 during fiscal 1995 as payment for a variety of legal services rendered to the Company in his capacity as general counsel and $20,000 for attending Board of Directors' meetings as a director of the Company.

              (2) APPROVAL OF AMENDMENTS TO 1992 STOCK OPTION PLAN

GENERAL

     The Company currently has one stock option plan for employees and consultants pursuant to which new options may be granted for the purchase of Common Stock -- the 1992 Stock Option Plan (the "1992 Plan"). The Company's 1985 Option Plan expired on October 15, 1995, and no further options may be granted under this Plan. Inasmuch as there remained approximately only 226,207 shares available for grant under the 1992

Plan on November 2, 1995, the Board of Directors approved amendments to the 1992 Plan to (i) increase the number of authorized option shares available for future grants by up to 1,355,000, (ii) modify the definition of a "change in control" of the Company, which upon such event occurring the vesting schedules of outstanding options are accerated to allow for their immediate exercise (see Exhibit A for the proposed new definition of a "change in control") and (iii) grant the authority to the Board of Directors (or the Stock Option Committee) to increase the maximum number of shares that may be optioned under the 1992 Plan (without further shareholder approval) if the Board determines, in connection with an acquisition of another business, that it is necessary to grant such options to employees of such acquired business. The Board of Directors has approved and adopted these amendments because it believes it is very important to the long-term success of the Company for it to be able to continue to retain and attract key management and executives and that the continued ability to grant options is essential to retain these executives, especially in light of the current very competitive job market in the Silicon Valley.

     The following description of the 1992 Plan is necessarily brief and general. A copy of the 1992 Plan, as amended, is available upon request from the Company.

DESCRIPTION OF THE 1992 PLAN, AS AMENDED

     The purposes of the 1992 Plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees, officers, consultants or other persons whose efforts are deemed worthy of encouragement to promote the growth and success of the Company's business. Non-employee directors may not participate under the 1992 Plan, and instead participate under the Directors' Option Plan (1987).

     The 1992 Plan sets a limit of 300,000 shares which may be granted to any one optionee during any calendar year. Options granted under the 1992 Plan may be incentive stock options, which are intended to meet the requirements of
Section 422 of the Internal Revenue Code ("incentive options"), or nonqualified options, which are not intended to meet such requirements ("nonqualified options"). Incentive options must have terms of ten years or less from the date of grant; however, the term of any such option granted to a person who owns shares possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or any subsidiary shall not exceed five years. The 1992 Plan previously provided that a nonqualified option may have a specific term or an infinite term, but the Board of Directors has recently amended the 1992 Plan to set a term of not to exceed ten years for nonqualified options. The Stock Option Committee has generally set terms of five years or ten years for all options granted under the 1992 Plan. The Stock Option Committee also determines when options granted under the 1992 Plan may be exercisable; options granted have historically been exercisable to the extent of 25%, 25% and 50% of the number of option shares subject to an option grant after 12, 24 and 36 months, respectively, after the date of grant.

     The option exercise prices are determined by the Board of Directors or the Committee and may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The option price may be paid by cash, check, promissory note or surrender of other shares of Common Stock of the Company that have been held for at least six months, or a combination thereof, at the discretion of the Committee or as set forth in the applicable stock option agreement. The 1992 Plan also provides that whenever an optionee exercises an option by surrendering already-owned shares to pay all or a portion of the exercise price, if the option agreement so provides or if then approved by the Committee, the optionee may receive a new option for the purchase of a number of shares equal to the amount tendered for payment, with an exercise price equal to the then fair market value of a share of Common Stock.

     The 1992 Plan permits an optionee, if set forth in his or her option agreement, to have any required Federal and state withholding taxes satisfied by either (i) delivering outstanding shares of Common Stock of the Company previously owned for six (6) months by the Optionee or (ii) withholding of a sufficient number of exercised option shares to satisfy such withholding obligations, based upon fair market value of such shares on the date of exercise.

     The 1992 Plan provides that any optionee who is terminated as an employee or who ceases to serve as a consultant, may, within 90 days (or such other period as may be determined by the Committee) after such termination or cessation, exercise the option but only to the extent the optionee was entitled to do so at the date of his or her termination or cessation of services. Special exercise rules are applicable to optionees who become totally and permanently disabled or who die during, or within 90 days after termination of, their period of employment with the Company. No option may be exercised after the expiration of its term. Options are not transferable by the optionee, other than by will, the laws of descent and distribution or pursuant to a divorce decree.

     The 1992 Plan provides that in the event any change, such as a stock split, reverse stock split or stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the option price and the number of shares subject to the option. In the event of a proposed dissolution or liquidation of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of outstanding options. In addition, upon a "change in control", except as limited by any specific employment or severance agreement, all options will accelerate and be immediately exercisable. The definition of a "change in control", as amended, is set forth on Exhibit A to this Proxy Statement.

     As amended, the maximum number of shares that may be optioned and sold under the 1992 Plan may be automatically adjusted by the Board if it determines in connection with an acquisition of another business that it is necessary to grant new or replacement options to employees of such acquired business.

     The Board of Directors may amend the 1992 Plan at any time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment which increases the number of shares for which options may be granted or is deemed a "material" amendment pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted without the consent of the optionee.

ADMINISTRATION

     The 1992 Plan is administered by a committee of the Board consisting of not less than two (2) persons who are "outside directors" as defined in Section 162(m) of the Internal Revenue Code.

OUTSTANDING OPTIONS

     At October 1, 1995, there were outstanding options to purchase 2,479,452 shares of Common Stock. Of these options, 8,317 were previously granted under the Company's 1981 Stock Option Plan (no further options may be granted under such Plan), 371,662 were granted under the 1985 Option Plan (no further options may be granted under such Plan), 96,663 were granted under the Directors' Stock Option Plan (1987), and 2,002,810 were granted under the 1992 Stock Option Plan. On October 1, 1995, these outstanding options had an aggregate exercise price of $20,599,002 or an average of $8.31 per share, and based upon a closing price of $12.00 on September 29, 1995 (being the last trading day of the Company's 1995 fiscal year), the shares underlying these outstanding options had an aggregate market value of approximately $29,753,424.

SUMMARY OF FEDERAL TAX CONSEQUENCES

     Nonqualified Stock Options. There will be no Federal income tax consequences to an optionee at the time an option under the 1992 Plan is granted. Upon exercise of a nonqualified option, the optionee will recognize taxable ordinary income in an amount equal to the fair market value of the stock on the date of exercise less the exercise price paid, and the Company will be allowed a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. If the optionee is an employee of the Company, the Company is required to withhold Federal income taxes with respect to such ordinary income amount. Upon the subsequent sale of shares acquired upon the exercise of a nonqualified option, the optionee generally will recognize additional gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of such shares on the prior date of exercise.

     Incentive Stock Options. There will be no Federal income tax consequences to an optionee at the time of the initial grant of the option or at the time of an exercise of an incentive option, although the exercise may be an item of tax preference and may subject the optionee to the alternative minimum tax. The Company will not be entitled to a tax deduction for compensation expense at the time of the exercise of an incentive option. If an optionee holds stock acquired through exercise of an incentive option for (a) more than two years from the date on which the option is granted and (b) more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, then income recognized at the time of the subsequent sale of the stock will be treated as a capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "Disqualifying Disposition"), at that time the optionee will realize taxable income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes income by reason of a Disqualifying Disposition, the Company will be entitled to a corresponding business expense deduction in the tax year in which the disposition occurs.

     Under Section 162(m) of the Code, enacted in August 1993, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the CEO or the other four executive officers named in the "Summary Compensation Table" in any one year beginning in 1995. Total remuneration would include amounts received upon the exercise of stock options granted after February 17, 1993. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The Company believes options granted under the 1992 Plan meet the requirements of "performance-based compensation."

     The foregoing discussion is merely a summary of the more significant effects of current Federal income taxation upon optionees and the Company with respect to shares issued under the 1992 Plan and it does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Internal Revenue Code and the Regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the Federal (and state and local) income tax consequences of participation in the 1992 Plan.

VOTE REQUIRED

     Approval of the amendments to the 1992 Plan requires the affirmative vote of the holders of a majority of the voting shares present or represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

       (3)  APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN (1994)

BACKGROUND INFORMATION

     The Company has maintained an Employee Stock Purchase Plan since 1980 for the benefit of its employees. The most recent Employee Stock Purchase Plan (the "Purchase Plan") was approved by the shareholders during March 1994 and provided for the purchase of up to 120,000 shares of Common Stock. During fiscal 1995, the Company's employees purchased 53,147 shares of Common pursuant to the Purchase Plan. Because only 38,084 shares were available under the Purchase Plan, on November 2, 1995, the Board of Directors approved an amendment to increase the number of authorized shares by up to 65,000 shares of Common Stock of the Company, which may be purchased by employees through payroll deductions accumulated during various option periods. The shareholders are being requested to approve this increase of an additional 65,000 shares under the Purchase Plan. None of the directors or executive officers of the Company currently participate in the Purchase Plan.

SHARES SUBJECT TO THE PURCHASE PLAN

     If approved by the shareholders an additional 65,000 shares of Common Stock of the Company will be available for issuance under the Purchase Plan. In the event of a stock split, stock dividend or other subdivision, combination or classification of the Company's Common Stock, appropriate adjustments will be made with respect to the maximum number of shares subject to, and the purchase price of shares under, the Purchase Plan.

OPERATION OF THE PURCHASE PLAN

     The Purchase Plan provides eligible employees with the opportunity to purchase shares of Common Stock pursuant to a payroll deduction program. The Purchase Plan provides for offering periods of up to 27 months (the "Offering Periods") during which contributions may be made to purchase shares of Common Stock. Each Offering Period shall consist of interim three-month purchase periods. At the end of each three-month interim purchase period, shares would be purchased automatically at 85% of the market price at the beginning of the 27-month Offering Period or 85% of the market price on the last day of each interim three-month purchase period, whichever price is lower.

     An employee may have up to 10% of his total compensation (including commissions, but excluding bonuses, overtime, etc.) withheld and applied to the purchase of shares under the Purchase Plan. However, during any one year no employee is entitled to purchase Common Stock under the Purchase Plan having a value of more than $25,000 or more than 100 shares of Common Stock during any interim three-month purchase period.

ELIGIBILITY AND ENROLLMENT

     All employees of the Company may participate in the Plan. However, employees who are customarily employed for less than 20 hours per week or for less than 5 months in any calendar year are not eligible to participate. Further, any employee who owns, or holds options to acquire, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of the Company's securities is not eligible to participate in the Purchase Plan.

     Under the Purchase Plan an employee may enroll in the Purchase Plan at the beginning of any of the three-month interim purchase periods within an Offering Period. An employee who joins the Purchase Plan after the beginning of the Offering Period will have a purchase price equal to 85% of the market price on the effective date of his joining the Purchase Plan or on the last day of each interim three-month purchase period, whichever price is lower.

WITHDRAWAL; TERMINATION; RE-ENROLLMENT

     A participant may withdraw from the Purchase Plan at any time. Termination of a participant's employment for any reason, including retirement or death, or the employee's failure to remain an eligible employee, also terminates participation in the Purchase Plan. In the event of termination, all payroll deductions previously credited to the participant's account are returned, without interest. The Purchase Plan allows for re-enrollment after waiting for one complete interim three-month purchase period, except that officers and directors would be required to wait at least six (6) months before re-enrolling.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors of the Company; the Board may also adopt and appoint a Committee thereof to administer the Purchase Plan. The Board or any Committee so appointed has the power to make, amend and repeal rules and regulations for the interpretation and administration of the Purchase Plan, all of which are final and binding upon each participant having an interest therein.

DURATION AND MODIFICATION

     The Purchase Plan will remain in full force until December 31, 2003 unless terminated earlier by action of the Company's Board of Directors or until all of the shares reserved for issuance thereunder have been issued. The Purchase Plan may be terminated or amended from time to time by the Board of Directors, provided that a participant's existing rights cannot be adversely affected thereby, nor may any amendment be made without the approval of shareholders of the Company if such amendment would authorize a sale of more shares than are authorized for issuance, materially modify the requirements for eligibility to participants in the Plan, increase the maximum number of shares which a participant may purchase during any Offering Period, extend the term of the Plan, alter the purchase price formula so as to reduce the price per share to be purchased under the Plan, materially increase the benefits accruing to participants under the Plan or cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES

     The Purchase Plan and the right of employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to an employee at the time shares are purchased under the Purchase Plan. As summarized below, an employee may be taxed upon disposition or sale of the shares acquired under the Purchase Plan:

          1. If the shares are sold at least two years after the date of granting of the option or more than one year after the transfer of the shares to the employee: In this event, the lesser of (a) the excess of the fair market value of the shares at the time granted over the purchase price of the shares or (b) the excess of the fair market value of the shares at the time such shares are disposed of over the purchase price of the shares will be treated as ordinary income. Any further gain upon such sale will be treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a long-term capital loss equal to the difference.

          2. If the shares are sold prior to the expiration of two years after the granting of the option or less than one year after the transfer of the shares to the employee: In this event, the excess of the fair market value of the shares at the date the shares are exercised over the purchase price will be treated as ordinary income to the employee. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is subsequently realized on the sale of the shares. The balance of any gain will be treated as a capital gain and will qualify for long-term capital gain treatment if the shares have been held more than one year following the purchase. If the shares are later sold for less than their fair market value on the date of purchase the same amount of ordinary income is attributed to the employee and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the shares on such purchase date. The Company is entitled to a deduction for amounts taxed as ordinary income to an employee to the extent that ordinary income must be reported by the employee upon disposition of the shares by the employee before the expiration of the two-year and/or one year periods described above, provided the Company has satisfied its withholding obligations under the Code.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, establishes the tax basis of the shares for the purpose of determining capital gain or loss on a subsequent sale or exchange of the shares.

     In the event an employee dies while owning stock acquired under the Purchase Plan, compensation must be reported in his/her final income return. The amount of compensation to be reported will be the lesser of (a) the excess of the fair market value of the shares at the time these shares were granted over the purchase price of the shares or (b) the excess of the fair market value of the shares at the time of the employee's death over the purchase price of the shares.

     The foregoing discussion is merely a summary of the more significant effects of the Federal income tax on an employee and the Company with respect to the shares purchased under the Purchase Plan and does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Internal Revenue Code and the Income Tax Regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the Federal (and any state and local) income tax consequences of participation in the Purchase Plan.

VOTE REQUIRED

     The affirmative vote of shares possessing a majority of the voting power of the shares present or represented at the meeting will be required for the approval of the amendment to the Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxy.

       (4) APPROVAL OF AMENDMENTS TO DIRECTORS' STOCK OPTION PLAN (1987)

BACKGROUND INFORMATION

     The Company has previously determined that it is advisable and in the best interests of the Company and its shareholders to obtain independent directors with outstanding ability and experience and to provide incentives to such independent directors for the encouragement of the highest level of performance by providing such persons with a proprietary interest in the Company. Accordingly, the Board and the shareholders previously adopted the Directors' Stock Option Plan (1987) (the "Directors' Plan"). Under the Directors' Plan, stock options are granted annually to each non-employee director of the Company. An aggregate of 100,000 shares of Common Stock were originally reserved under the Directors' Plan and subsequently increased to 166,667 shares at the Company's 1993 Annual Meeting of Shareholders, of which 6,666 shares have been annually optioned to each non-employee director. As of November 2, 1995, there existed only 16,668 shares available for future grants under the Directors' Plan. The Board of Directors desires to continue to be able to attract outstanding independent directors and to provide incentives to such directors, and has approved an amendment to the Directors' Plan to increase the number of available shares by up to 65,000. In addition, the Board has approved, and is asking the shareholders to approve, the following amendments to the Directors'
Plan: (1) reduce the present annual grant on each March 15 of 6,666 shares to an annual grant of 3,333 shares, (2) provide for an option grant of 20,000 shares upon a person first becoming a director and thereafter during each fifth year on March 15 a grant of an additional 20,000 shares (in lieu of the 3,333 share annual grant in such year), (3) modify the current vesting schedule of options to provide for each 20,000 share grant to vest and become exercisable 25% per year and each annual 3,333 share grant to vest on the first anniversary of such grant and (4) modify the definition of "change of control" of the Company for purposes of accelerating the normal vesting schedule of the options.

DESCRIPTION OF THE DIRECTORS' PLAN

     The purpose of the Directors' Plan is to encourage and provide incentives for the highest level of performance by the Company's non-employee directors. Only directors who are not also employees of the Company or any of its subsidiaries are eligible to participate in the Directors' Plan.

     As amended, an aggregate of 231,667 shares of Common Stock are authorized under the Directors' Plan, of which 149,998 option shares have been previously granted. The proposed amendment to the Directors' Plan would provide for 20,000 option shares to be granted to each new non-employee director upon being elected to the Board and provide for 3,333 option shares to be annually granted on March 15 of each year thereafter, except that on each fifth anniversary of the year the director first commenced serving as a director, he or she would receive on March 15 an additional grant of 20,000 shares. The proposed amendments would provide for the current directors to receive the 20,000 share grant on this March 15, which would be exercisable 25% per year thereafter. Additional 3,333 option share grants would be awarded in each of the four years thereafter, each of which would fully vest after 12 months. This schedule would repeat itself every five years (in all cases subject, of course, to the director remaining in office). The Board of Directors or a committee consisting of such Board members or other persons as may be appointed by the Board administers the Directors' Plan.

     Each option granted has a term of five years from the date of grant. The option exercise price must be equal to 100% of the "fair market value" (generally, the closing price of the Company's Common Stock as traded in the NASDAQ National Market System or other principal market) on the date of grant of the option. The option price may be paid in cash or by surrendering to the Company outstanding Common Stock of the Company having been owned by the optionee for at least six (6) months, valued at fair market value. Each 20,000 share option grant would be exercisable 25% per year from the date of grant. Each 3,333 share option grant would be fully exercisable after 12 months from the date of grant. However, options under the Directors' Plan may be exercised in full immediately in the event of the death of the optionee. Upon a liquidation or dissolution of the Company, a reorganization or merger pursuant to which the Company does not survive, or a sale of substantially all of the Company's assets, each option will become immediately exercisable without regard to the original vesting schedule. A proposed amendment provides that, the options would become immediately exercisable upon a "change in control" of the Company as defined in Exhibit A hereto.

     If the holder of an option resigns or is removed as a director for reasons other than as set forth above, he may exercise the option within three (3) months after such resignation or removal but only to the extent it was exercisable on such date and only if the termination did not result from a violation of the director's normal duties. In the event of death while, or within three (3) months after, serving as a director, the option may be completely exercised by the person to whom the director's rights under the option pass by will or by the laws of descent and distribution. Options are not transferable by the optionee, other than by will or the laws of descent and distribution or, as amended, pursuant to a qualified domestic relations order.

     The Directors' Plan provides that the total number of option shares covered by such Plan, the number of shares covered by each option and the exercise price per share shall be proportionately adjusted in the event of a stock split, stock dividend or similar capital adjustment effected without receipt of consideration by the Company.

     The Board of Directors may amend the Directors' Plan no more than once every six (6) months. The Board may amend or terminate the Directors' Plan without approval of the shareholders; provided, however, that shareholder approval is required for any amendment which increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate in the Directors' Plan or changes in any material respect the limitations or provisions of the options subject to the Directors' Plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted without the consent of the optionee.

     Options granted to directors under the Directors' Plan will be treated as nonqualified stock options under the Internal Revenue Code. A brief description of certain Federal income tax effects resulting from the grant and exercise of nonqualified stock options, and the sale of the option shares, both to the optionee and the Company, is set forth under "Approval of 1992 Stock Option Plan -- Summary of Federal Tax Consequences" above. Such summary does not purport to be complete, and reference is made to the applicable provisions of the Internal Revenue Code.

VOTE REQUIRED

     Approval of the amendments to the Directors' Plan, as set forth above under "Background Information," requires the affirmative vote of the holders of a majority of the voting shares present or represented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                   (5) AMENDMENT TO ARTICLES OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors believes that it would be in the best interests of both the Company and its shareholders to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000 (the "Amendment to the Articles"). The text of the proposed Amendment to the Articles is set forth substantially in the form of Exhibit B to this Proxy Statement, and has been previously adopted by the Board of Directors, subject to approval by shareholders holding a majority of the outstanding shares of the Company's Common Stock. The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Amendment to the Articles if, at any time prior to filing the Amendment with the Secretary of State of the State of California, the Board of Directors, in its sole discretion, determines that the amendment is no longer in the best interests of the Company and its shareholders.

     The Company is presently authorized to issue 25,000,000 shares of Common Stock, of which 17,139,545 shares were issued and outstanding as of December 4, 1995, and an additional 4,494,729 shares were reserved for issuance under all of the Company's stock option plans and Employee Stock Purchase Plan, including the proposed increases to the number of available shares under such plans as described in this Proxy Statement. As a result, the Company would have only approximately 3,365,726 shares available for future issuance.

     The Amendment to the Articles, as proposed and if effected, would increase the number of authorized shares of Common Stock to 50,000,000. The Amendment to the Articles would not change the presently authorized 5,000,000 shares of Preferred Stock, none of which are presently outstanding.

     The Board of Directors believes that the authorization of additional shares of common stock will enable the Company to meet possible future developments without the expense and delay of holding a meeting of stockholders to secure their authorization when a specific need for the shares may arise. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue a substantial number of shares of common stock without further stockholder action, except as otherwise provided by law. The availability of additional shares will enhance the Company's flexibility in connection with possible future actions, such as stock dividends, stock splits, financings, employee benefit programs, corporate mergers, acquisitions of property, the possible funding of new product programs or businesses or for other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

     The availability for issuance of additional shares of common stock or rights to purchase such shares could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to obtain control of the Company and the Board of Directors has no present intent to authorize the issuance of additional shares of common stock to discourage such efforts.

     If the proposed amendment is approved, all or any of the authorized shares of common stock or preferred stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of common stock otherwise than on a pro rata basis to all current stockholders could have the effect of diluting the earnings per share, book value per share and voting power of current stockholders.

VOTE REQUIRED

     Approval of the amendment of the Company's Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand, L.L.P. has examined the financial statements of the Company for the fiscal year ended October 1, 1995, and has been selected to perform such service for the current fiscal year. A representative of Coopers & Lybrand, L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. The Company has been advised that neither that firm, nor any of its partners or associates, has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.

                                 OTHER MATTERS

CERTAIN SECURITIES LAW DISCLOSURES

     The Securities and Exchange Commission's rules under Section 16 of the Securities Exchange Act of 1934 require the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports showing their initial stock ownership and subsequent changes in such ownership with the SEC by specific dates.

     Based solely on its review of the copies of such forms received by it or written representations from the Company's appropriate officers and directors, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers and directors were complied with, except for the following late reports. Two reports on Form 4 concerning a purchase of 390 shares on July 1, 1995 and a purchase of 1,500 shares on August 1, 1995 were filed late by Mr. King.

SHAREHOLDER PROPOSALS

     Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than October 10, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials.

OTHER BUSINESS

     Management does not know of any business to be presented other than the matters set forth above, but if other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote in accordance with their best judgment on such matters.

AVAILABILITY OF FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 1, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER DESIRING A COPY. Shareholders may write to ADAC Laboratories, 540 Alder Drive, Milpitas, California 95035, attention of Robert Starr.

                                          By Order of the Board of Directors,

                                          Stanley D. Czerwinski,
                                          Chairman of the Board

Dated: February 7, 1996

                                   EXHIBIT A

     The following paragraphs concerning the definition of a "change in control" replace the present definitions contained in Section 11(d) of the 1992 Stock Option Plan and in Section 12(b) of the Directors' Stock Option Plan (1987):

CHANGE IN CONTROL

     (i) Except and to the extent provided otherwise in, or limited by, employment, severance or similar written agreements between the Company and an Optionee, ten (10) days prior to a "Change in Control" (as defined below), all stock options which are then not exercisable shall immediately vest and become exercisable, regardless of the original vesting schedule. A "Change in Control" of the Company shall be deemed to have occurred if (a) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the common stock outstanding which votes generally for the election of directors; (b) as a result of market or corporate transactions or shareholder action, the individuals who constitute the Board of Directors of the Company at the beginning of any period of 12 consecutive months (but commencing not earlier than July 1, 1995), plus any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period of 12 consecutive months, cease for any reason during such period of 12 consecutive months to constitute at least two-thirds of the members of such Board; or (c) the Company sells, through merger, assignment or otherwise, in one or more transactions other than in the ordinary course of business, assets which provided at least 2/3 of the revenues or pre-tax net income of the Company and its subsidiaries on a consolidated basis during the most recently-completed fiscal year.

     (ii) Notwithstanding paragraph (i) above, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (a) a reclassification, however effected, of the Company's authorized common stock, or (b) a corporate reorganization involving the Company or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its subsidiaries, but only if such reclassification or reorganization has been approved by the Company's Board of Directors.

                                   EXHIBIT B

     The first paragraph of Article IV of the Company's Articles of Incorporation is amended to read in full as follows:

                                   ARTICLE IV

     This Corporation is authorized to issue two classes of stock, without par value, to be designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of which this Corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

PROXY                          ADAC LABORATORIES
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

   The undersigned shareholder of ADAC Laboratories, a California corporation, acting under the California General Corporation Law, hereby constitutes and appoints Stanley D. Czerwinski, David L. Lowe and Robert L. Miller, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of said corporation to be held on March 6, 1996, at 1:00 p.m., local time, at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035, and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Stock of said corporation which the undersigned would be entitled to vote, as follows:

(1) ELECTION OF DIRECTORS:     FOR ALL NOMINEES LISTED / /    WITHHOLD AUTHORITY / /
                               (except as listed below)       to vote for all nominees listed

      (mark one: the Board of Directors recommends a "FOR" vote for the election of the following nominees to the Board of Directors:
            Stanley D. Czerwinski, Graham O. King, David L. Lowe, Robert L.
                 Miller, F. David Rollo and Edmund H. Shea, Jr.).

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME(S) OF SUCH NOMINEE(S) BELOW.)

--------------------------------------------------------------------------------

   (2) Approval of Amendments to 1992 Stock Option Plan, including an increase in the number of authorized shares by 1,355,000: (mark one; the Board
       recommends a "FOR" vote).       FOR / /      AGAINST / /      ABSTAIN / /

   (3) Approval of an Amendment to the Employee Stock Purchase Plan (1994) to increase the number of shares authorized thereunder by 65,000 shares:
       (mark one; the Board recommends a "FOR" vote).     FOR / /    AGAINST / /
              ABSTAIN / /

   (4) Approval to Amendments of Directors' Stock Option Plan (1987), including an increase in the number of authorized shares by 65,000: (mark one; the
       Board recommends a "FOR" vote).   FOR / /      AGAINST / /    ABSTAIN / /

   (5) Approval of Amendment of Articles of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000: (mark
       one; the Board recommends a "FOR" vote).           FOR / /    AGAINST / /
              ABSTAIN / /

--------------------------------------------------------------------------------

Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting; all matters presented at the meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy; and, with respect to the election of any person as a Director, if a bona fide nominee for the office is named in the Proxy Statement and such nominee is unable to serve or will not serve, to vote for any other person.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF ADAC LABORATORIES

   Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF AND AS A GRANT OF AUTHORITY TO VOTE FOR THE OTHER PROPOSALS STATED ON THE OTHER SIDE HEREOF AND ON ANY OTHER MATTERS TO BE VOTED UPON.

   The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the meeting.

-------------------------------------   ---------------------------------------
Signature                               Signature


                                                      Date:            , 1996

                                                      IMPORTANT: In signing
                                                      this proxy, please sign
                                                      your name or names on
                                                      the signature lines in
                                                      the same manner as it
                                                      appears on your stock
                                                      certificate. When
                                                      signing as an attorney,
                                                      executor, administrator,
                                                      trustee or guardian,
                                                      please give your full
                                                      title as such. EACH
                                                      JOINT TENANT SHOULD SIGN.

  PLEASE SIGN, DATE AND RETURN PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE
                                   PROVIDED.